Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of November 9, 2012, is by and between MANHATTAN BANCORP, a California corporation (“Seller”), and CARPENTER COMMUNITY BANCFUND, L.P. (“CCBF”) and CARPENTER COMMUNITY BANCFUND-A, L.P. (“CCBFA”) (collectively, “Purchaser”), with reference to the following facts:

RECITALS

WHEREAS, Seller is the record and beneficial owner of 1,000 shares of the common stock (the “MBFS Shares”) of MBFS Holdings, Inc., a California corporation (“MBFS”), which represents 100% of the issued and outstanding shares of capital stock of MBFS.

WHEREAS, MBFS owns approximately 70% of the issued and outstanding voting membership interests of Manhattan Capital Markets, LLC, a Delaware limited liability company (“MCM”), and Bodi Advisors, Inc. (“Bodi”) owns approximately 30% of the issued and outstanding voting membership interests of MCM.

WHEREAS, Seller is indebted to Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P. (collectively, the “Carpenter Funds”) in the aggregate principal amount of $5.0 million (the “Carpenter Loan”), pursuant to that certain Credit Agreement dated as of July 25, 2011, as amended.

WHEREAS, MCM is indebted to Seller in the aggregate principal amount of $5.0 million (the “MCM Loan”), pursuant to that certain Promissory Note dated as of July 25, 2011 (as amended, the “MCM Note”).

WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions of this Agreement, all of the MBFS Shares and all of Seller’s right, title and interest in and to the MCM Loan.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

AGREEMENT

Section 1.  Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms used herein will have the meanings set forth below:

“Assignment of Clearing Deposit” means the Assignment, in the form of Exhibit A to this Agreement.

“Assignment of MCM Note” means the Assignment, in the form of Exhibit B to this Agreement, of the MCM Note from Seller to Purchaser.

“BOMC” means BOM Capital, LLC, a California limited liability company and wholly-owned subsidiary of MCM.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, including the Federal Reserve Board.

“Lien” means any mortgage, hypothecation, pledge, security interest, agreement or arrangement, encumbrance, community property interest, equitable interest, claim, Tax, lien or charge, restriction or limitation of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership), any sale of receivables with recourse or any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any agreement to grant, create, effect, enter into or file any of the foregoing.

“MASI” means Manhattan Advisory Services, Inc., a Delaware corporation and wholly-owned subsidiary of MCM.

“Material Adverse Effect” or “Material Adverse Change” means any circumstance, event, change, development or effect that, individually or in the aggregate, (i) is material and adverse to the business, assets, results of operations or financial condition of MBFS and the MBFS Subsidiaries taken as a whole, or (ii) would materially impair the ability of Seller to perform its obligations under this Agreement, or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in GAAP, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof, (C) actions or omissions of Seller expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes in general economic, monetary or financial conditions, and (E) the failure of MBFS to meet any internal or public projections, forecasts, estimates or guidance for any period ending on or after the date hereof (but not the underlying causes of such failure).  By way of example, but not limitation, a material change in the value or quality of the assets of MBFS or any MBFS Subsidiary, the loss or change of an executive officers of MBFS or any MBFS Subsidiary or requirement placed on the business of MBFS or any MBFS Subsidiary by any Governmental Entity or the Financial Industry Regulatory Authority which materially impacts the current business and operations of MBFS or any MBFS Subsidiary could be considered to have a Material Adverse Effect on MBFS and the MBFS Subsidiaries taken as a whole.

“MBFS Subsidiaries” means MCM, MASI, MIMS, BOMC, MASI and MMW.

“MIMS” means Manhattan Investment Management Services, Inc., a Delaware corporation and wholly-owned subsidiary of MASI.

“MMW” means Manhattan Mortgage Warehouse, Inc., a Delaware corporation and wholly-owned subsidiary of MASI.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, Governmental Entity, unincorporated organization or other legal entity.

“Purchaser Percentages” shall mean 96.6048% with respect to CCBFA and 3.3952% with respect to CCBF.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

Section 2.  Purchase; Closing.

(a)  Purchase and Sale.  At the Closing, and on the terms and subject to the conditions set forth herein, Purchaser hereby agrees to purchase and Seller hereby agrees to sell to Purchaser, all of the MBFS Shares and all of Seller’s right, title and interest in and to the MCM Loan, for an aggregate purchase price of $5,000,000, (the “Purchase Price”).  The MBFS Shares and the MCM Loan shall be divided between CCBFA and CCBF in accordance with their respecitve Purchaser Percentages.

(b)  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement or on such other date as the parties may mutually agree (the “Closing Date”).

(c)  Allocation of Purchase Price.  The Purchase Price shall be allocated between the MBFS Shares and the MCM Note as set forth on Schedule 2(c).  Unless otherwise required by applicable law, neither Purchaser nor Seller shall take, or shall permit its respective affiliates to take, a tax position that is inconsistent with the allocation contemplated herein.

Section 3.  Deliveries at Closing.

(a)  Seller Deliverables.  At the Closing Seller will deliver to Purchaser the following:

(i) the certificates representing the MBFS Shares endorsed in blank, or accompanied by stock powers endorsed in blank;

(ii) one copy of the Assignment of MCM Note, duly executed by Seller;

(iii) the original MCM Note; and

(iv) the Seller Shares as provided in Section 8(k) of this Agreement.

(b)  Purchaser Deliverables.  At the Closing, Purchaser will deliver to Seller payment of the Purchase Price in United States dollars by means of wire transfers of immediately available funds to an account specified in writing by Seller.

Section 4.  Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a)  Organization and Authority.  MBFS is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of the MBFS Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable.  Each of MBFS and the MBFS Subsidiaries is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, in each case except where the failure to be so licensed or qualified or have such power or authority would not have a Material Adverse Effect.  Seller is a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)  Authorization.  This Agreement has been duly and validly authorized, executed and delivered by Seller, and constitutes a binding obligation of Seller, enforceable against it in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)  Capitalization of MBFS and MBFS Subsidiaries.  The authorized capital stock of MBFS consists of 10,000 shares of common stock and no shares of preferred stock.  As of the date of this Agreement, there are 1,000 shares of common stock of MBFS issued and outstanding, all of which shares are owned by Seller.  All of the issued and outstanding shares of common stock of MBFS were duly authorized, validly issued, fully paid and are non-assessable.  There are no rights, options, warrants, convertible securities, subscription rights or other agreements, calls, plans, contracts or commitments of any kind related to the issued and unissued capital stock of, or other equity interest in, MBFS outstanding or authorized.  Upon delivery by Seller of the certificates representing the MBFS Shares, Purchaser will acquire good, valid and marketable title to the MBFS Shares free of any Lien or encumbrance, subject to the limitations on marketability imposed pursuant to the Securities Act, and any state securities laws.

MCM owns 100% of the issued and outstanding shares of MASI and 100% of the issued and outstanding membership interests of BOMC.  MASI owns 100% of the issued and outstanding capital stock of MIMS and 100% of the issued and outstanding capital stock of MMW.  All equity securities of MASI, BOMC, MIMS and MMW are owned beneficially and of record by the owners indicated above free of any Lien or encumbrance.  There are no rights, options, warrants, convertible securities, subscription rights or other agreements, calls, plans, contracts or commitments of any kind related to the issued and unissued capital stock of, or other equity interest in, any of MASI, BOMC, MIMS or MMW authorized or outstanding.

(d)  No Conflicts.  The sale and transfer of the MBFS Shares and all of Seller’s right, title and interest to the MCM Loan, the execution, delivery and performance by Seller of this Agreement, the compliance by Seller with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not, except as previously disclosed to Purchaser, (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, employment agreement or other agreement or instrument to which Seller, MBFS or any MBFS Subsidiary is a party or by which Seller, MBFS or any MBFS Subsidiary is bound or to which any of the property or assets of Seller or MBFS is subject, (ii) result in any violation of the provisions of any of the organizational or governing documents of Seller, MBFS, or any MBFS Subsidiary or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over Seller, MBFS or any MBFS Subsidiary, or any of their respective properties, (iii) require any consent or approval of any third party under any indenture, mortgage, deed of trust, loan agreement, employment agreement or other agreement or instrument to which Seller, MBFS or any MBFS Subsidiary is a party or by which Seller, MBFS or any MBFS Subsidiary is bound or to which any of the property or assets of Seller or MBFS is subject, or (iv) require any consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over Seller, MBFS or any MBFS Subsidiary or any of their properties.

(e)  Financial Statements.  The financial statements of MBFS, as of and for the year ended December 31, 2011, and as of and for the period ended June 30, 2012, have been made available to Purchaser prior to the date of this Agreement (the “MBFS Financial Statements”).  The MBFS Financial Statements present fairly the assets, liabilities and financial position of MBFS at the dates thereof.  Since June 30, 2012 (i) MBFS has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in U.S. generally accepted accounting principles (“GAAP”), nor has it been advised by its independent registered accounting firm or any Governmental Entity that any such change in method of accounting or accounting practice is inappropriate, and (ii) there has been no Material Adverse Change with respect to MBFS.

(f)  No Undisclosed Liabilities.  Neither MBFS nor any of the MBFS Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the MBFS Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since June 30, 2012 in the ordinary and usual course of business and consistent with past practice, (ii) contractual liabilities under agreements entered into in the ordinary course of business, and (iii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

(g)  Material Contracts; Defaults.  Except as previously disclosed to Purchaser, neither MBFS or any MBFS Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of MBFS or any MBFS Subsidiary to indemnification from Seller, MBFS or any MBFS Subsidiary, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (v) which relates to the incurrence of indebtedness by MBFS or any MBFS Subsidiary, (vi) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of MBFS or any MBFS Subsidiary, (vii) which involves the purchase or sale of assets with a purchase price of $25,000 or more, other than purchases and sales in the ordinary course of business consistent with past practice, (viii) which is a lease for any real or material personal property owned or presently used by MBFS or any MBFS Subsidiary, (ix) which materially restricts the conduct of any business by MBFS or any MBFS Subsidiary or limits the ability of MBFS or any MBFS Subsidiary to engage in any material line of business in any geographic area (or would so restrict MBFS or any MBFS Subsidiary after consummation of the transactions contemplated hereby), or (x) which is with respect to, or otherwise commits MBFS or any MBFS Subsidiary to do, any of the foregoing (collectively, “Material Contracts”).  Each Material Contract is valid and binding on each of MBFS or any MBFS Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of the Seller, MBFS and any MBFS Subsidiary, is valid and binding on the other parties thereto.  None of Seller, MBFS or any MBFS Subsidiary, nor to the knowledge of Seller, MBFS or any MBFS Subsidiary, or any other parties thereto, is in default under any Material Contract.

(h)  Employee Benefit Plans.  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of MBFS or any MBFS Subsidiary and current or former directors or independent contractors of MBFS or any MBFS Subsidiary including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), have previously been disclosed to Purchaser.

(i)  Governmental Consents.  No material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

(j)  Properties and Leases.  MBFS and the MBFS Subsidiaries have good and marketable title to all real properties and all other material properties and assets owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them.  MBFS and the MBFS Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, and none of Seller, MBFS or any MBFS Subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of MBFS or any such subsidiary under any such leases, or affecting or questioning the rights of such entity to the continued possession of the leased premises, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect.

(k)  Litigation and Other Proceedings.  There is no pending or, to the knowledge of Seller, threatened, claim, action, suit, investigation or proceeding, against MBFS, or any of the MBFS Subsidiaries or to which any of their assets are subject, nor is MBFS or any of the MBFS Subsidiaries subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(l)  Compliance with Laws.  MBFS and each of the MBFS Subsidiaries has all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have such material permits, licenses, franchises, authorizations, orders and approvals or to have made such filings, applications and registrations would not have a Material Adverse Effect.  Seller, MBFS and each of the MBFS Subsidiaries has complied in all respects and are not in default or violation in any respect of, and none of them is, to the knowledge of Seller, under investigation with respect to or, to the knowledge of Seller, has been threatened to be charged with or given notice of any violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, which could reasonably be expected to have a Material Adverse Effect.

(m) Confirmation of Value.  Seller has received a written confirmation from Sandler O’Neill & Partners, L.P. confirming that the portion of the Purchase Price attributable to the sale of the MBFS Shares is fair from a financial point of view to Seller.

Section 5.  Representations and Warranties of Purchaser.   Purchaser represents and warrants to Seller as follows:

(a)  Organization and Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)  Authorization.  This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes a binding obligation of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)  Purchase for Investment.  Purchaser (i) is acquiring the MBFS Shares, the MCM Note and any Shares acquired pursuant to Section 8(k) of this Agreement solely for investment purposes with no present intention to distribute any of the MBFS Shares or MCM Note to any Person, (ii)  has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the MBFS Shares and MCM Note and of making an informed investment decision and (iii) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act.

(d) No Registration.  Purchaser understands that the MBFS Shares, and any Seller Shares acquired by Purchaser pursuant to Section 8(k) of this Agreement, have not been registered under the Securities Act, nor the securities laws of any state, and that Seller is relying upon exemptions therefrom available for non-public offerings.  Purchaser understands that the MBFS Shares and the Seller Shares must be held indefinitely unless a sale thereof is subsequently registered under the Securities Act and any applicable state securities law, or an exemption from such registration is available.

(e)  Sufficient Funds.  Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to Seller the Purchase Price payable hereunder.

(f)  No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not require any material approval or otherwise violate any statute, order, rule or regulation of any Governmental Entity having jurisdiction over the Purchaser or any of its properties.

(g)  No Broker.  Purchaser has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

Section 6.  Survival of Representations and Warranties; Survival of Covenants.  The representations and warranties contained in or made pursuant to Section 4 and Section 5 of this Agreement shall survive the Closing for the following timeframes:

(a)  All of the representations and warranties contained in Section 4(a) [Organization and Authority], Section 4(c) [Capitalization of MBFS and MBFS Subsidiaries], Section 5(a) [Organization and Authority], Section 5(g) [No Broker] shall survive the Closing and continue until the expiration of the applicable statute of limitations, as the same may be extended or shortened.

(b)  All representations and warranties other than those listed in Section 6(a) shall survive the Closing and continue for one (1) year following the Closing Date.

(c)  All covenants and agreements herein contemplating performance after the Closing shall survive until performed as required, subject to any limitations contained therein.  The foregoing limitations as to time in this Section 6 shall not apply to any claims based on fraud pursuant to Section 7(g).

Section 7.  Indemnification.

(a)  Obligation of Seller.  Seller hereby agrees to indemnify Purchaser and its directors, officers, employees and agents (“Purchaser Indemnified Parties”), and hold harmless each of the Purchaser Indemnified Parties, from, against and in respect of any and all causes of action, losses, expenses, damages, claims, liabilities and demands, including court costs and reasonable attorneys’ fees and expenses (collectively, “Losses”) arising from (i) any inaccuracy in or breach of any of the representations and warranties made by Seller in or pursuant to Section 4 of this Agreement; and (ii) the nonperformance of any obligations or agreements of Seller under this Agreement.

(b)  Obligation of Purchaser.  Purchaser hereby agrees to indemnify Seller and its directors, officers, employees and agents (“Seller Indemnified Parties”), and hold harmless each of the Seller Indemnified Parties, from, against and in respect of any and all Losses arising from (i) any inaccuracy in or breach of any of the representations and warranties made by Purchaser in or pursuant to Section 5 of this Agreement; and (ii) the nonperformance of any obligations, or agreements of Purchaser under this Agreement.

(c)  Time Limitation on Indemnification.  Notwithstanding the foregoing, no claim may be made or suit instituted under Section 7(a) or Section 7(b) following the expiration of the applicable survival period set forth in Section 6 (the “General Survival Period”) except for Reserved Claims.  The term “Reserved Claims” shall mean:  (a) all claims as to which any indemnified party has in good faith given the indemnifying party written notice on or prior to the end of the applicable General Survival Period; and (b) all claims to the extent based on fraud.  No claim may be made or suit instituted under any provision of this Section 7 unless the indemnified party provides written notice to the indemnifying party on or prior to the expiration of the applicable General Survival Period (which written notice shall describe the facts then known by the indemnified party relating to such claim, including, without limitation, the reason why the indemnified party believes the claim is subject to indemnification by the indemnifying party, and which for third party claims, shall attach, if available, a copy of the written instrument or instruments in which the third party claim is asserted).

(d)  Limitations on Indemnification.  None of the Seller Indemnified Parties or Purchaser Indemnified Parties shall be entitled to indemnification under this Section 7 unless the amount of any Loss related thereto for which Seller or Purchaser, as the case may be, would, but for this provision, be liable exceeds $25,000 individually, or if part of a series of directly and identifiably related Losses, exceeds $25,000 in the aggregate for such related Losses.  Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnification payments payable by Seller or Purchaser pursuant to this Section 7 shall be $1,200,000.

(e)  Nature of Indemnification Payments.  Any and all indemnification payments pursuant to this Section 7 shall be deemed for all purposes to be adjustments to the Purchase Price.

(f)  No Consequential Damages.  Notwithstanding anything to the contrary in this Section 7 and elsewhere in this Agreement, except for attorneys’ fees otherwise provided for under this Agreement, no party hereto shall, in any event, be liable to the other party for any consequential, incidental, indirect, special or punitive damages of such other party, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity arising out of or relating to a breach or alleged breach hereof.

(g)  Exclusive Remedy.  This Section 7 shall be deemed to preclude the exercise of any and all other rights and the pursuit of any and all other remedies for the breach of this Agreement or with respect to any misrepresentation or breach of any representation, warranty, covenant or agreement herein, and shall be the sole and exclusive means, basis and recourse for bringing any claim or instigating any action for any and all such breaches; provided, however, this Section 7 shall not preclude claims to the extent based on fraud, and shall not be deemed to limit (i) the amounts of recovery sought or awarded in any such claim based on fraud, (ii) the time period during which a claim based on fraud may be brought, or (iii) the recourse that any such party may seek against the other party with respect to a claim based on fraud.

Section 8.  Additional Agreements.

(a)  Repayment of Carpenter Loan.  On the Closing Date Seller shall cause a portion of the Purchase Price received by it to repay an aggregate of $1,000,000 to pay all of the accrued but unpaid interest on the Carpenter Loan with the balance of such amount to be applied towards the repayment of the principal of the Carpenter Loan.  Seller and Purchaser acknowledge and agree that an additional amount equal to $3.8 million of the Purchase Price allocated to the purchase of the MCM Note will be applied as a credit against payment of an additional $3.8 million in principal of the Carpenter Loan, and that following the issuance of the Seller Shares to Purchaser as provided for in Section 8(k) below, all accrued and unpaid interest on the Carpenter Loan and all outstanding principal shall have been repaid in full.

(b)  Further Assurances.  Seller and Purchaser shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

(c)  Reimbursement of Transaction Expenses.  Seller agrees to reimburse Purchaser up to an aggregate of $50,000 for the expenses incurred by Purchaser related to the transactions contemplated by this Agreement, inclusive of financial advisory, legal, accounting and other third party diligence fees, change in control payments, or other expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.  Such reimbursement shall be made to Purchaser by Seller promptly following the furnishing by Purchaser to Seller of adequate records and other documentary evidence for the substantiation of such expenditures.

(d)  Press Releases.  Seller and Purchaser shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law.

(e)  Proprietary Names.  Seller acknowledges that MBFS and the MBFS Subsidiaries use the names “Manhattan Capital Markets” and “Banc of Manhattan Capital” (the “Proprietary Names”) and covenant and agree that any right, title and interest that Seller may have in any such names shall be transferred to MBFS and the MBFS Subsidiaries by the terms of this Agreement and that Seller shall not object to the use of such names by MBFS and the MBFS Subsidiaries, or by any future transferee of the stock or assets of MBFS and the MBFS Subsidiaries.  Seller shall, at any time and from time to time after the date of this Agreement, upon reasonable request of Purchaser and at Purchaser’s expense, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurance and may be required for better permitting the use of the Proprietary Names by MBFS and the MBFS Subsidiaries.

(f)  Commitments.  Within 90 days after the Closing Date, Seller agrees to use its commercially reasonable efforts to cause Bank of Manhattan, in compliance with underwriting requirements and financing terms established by Bank of Manhattan as the same may be in effect from time to time, and consistent with any regulatory limitations, to extend the term of those certain correspondent lending arrangements as defined in Work Order #2 under the Amended and Restated Master Services Agreement dated September 1, 2012 by and between Bank of Manhattan and MCM, and outstanding warehouse lines managed or arranged by MCM that are outstanding as of the date hereof and as set forth on Schedule 8(f) annexed hereto (collectively, “Commitments”) until June 30, 2013, provided, however, that Bank of Manhattan may replace the Commitments listed on

Schedule 8(f) with new warehouse lines with the same dollar amounts so long as such new warehouse lines shall continue until June 30, 2013; provided, further, that any such replacement warehouse lines must be put in place within 60 days of the Closing Date.    In addition, following the Closing Date and for a period of six months thereafter, Seller shall use its commercially reasonable efforts to cause Bank of Manhattan, in compliance with its underwriting requirements and financing terms established by Bank of Manhattan as the same may be in effect from time to time, and consistent with any regulatory limitations, to purchase and hold for resale up to $20 million in single family mortgage loans from third party mortgage originators arranged by MCM.

(g)  Seller Returned Deposit.  Upon the execution of this Agreement, Purchaser shall deliver to Seller the amount of $300,000 which amount represents a return of the deposit (the “Seller Returned Deposit”) which Seller has on deposit with Clearing Agent pursuant to Section 17 of the Clearing Agreement.  The Seller Returned Deposit shall be non-refundable to Purchaser and Seller shall be entitled to retain the Seller Returned Deposit whether or not the transactions contemplated by this Agreement shall be consummated.   Upon the execution of this Agreement, Seller shall deliver to Purchaser one copy of the Assignment of Clearing Deposit, in the form of Exhibit A hereto, duly executed by Seller.

(h)  Seller Retained Deposit.  In the event Clearing Agent shall return to Seller any or all of the deposit made by Seller to Clearing Agent pursuant to Section 17 of the Clearing Agreement (“Seller Retained Deposit”), Seller agrees to promptly forward the full amount of the Seller Retained Deposit to Purchaser.

(i)  Clearing Agreement.  Seller agrees that following the Closing and for a period of 18 months thereafter, it shall remain a party to that certain clearing agreement by and among Manhattan Bancorp, BOM Capital, LLC (“BOMC”) and the Broadcort Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Clearing Agent”) dated November 24, 2010 (the “Clearing Agreement”).  From and after the Closing, Purchaser agrees to indemnify the Seller Indemnified Parties, and hold harmless each of the Seller Indemnified Parties, from, against and in respect of any and all Losses arising from (i) the inaccuracy in or breach of any of the representations and warranties made by BOMC in the Clearing Agreement and (ii) the nonperformance of any obligations or agreements of BOMC under the Clearing Agreement, including, but not limited to, the indemnification obligations of BOMC and Seller under Section 4 of the Clearing Agreement.  Notwithstanding anything to the contrary provided herein, the maximum aggregate amount of indemnification payments payable to the Seller Indemnified Parties pursuant to this Section 8(i) shall be $1,000,000;  provided, however, that any offset made by the Clearing Agent to the deposit held by Clearing Agent pursuant to Section 17 of the Clearing Agreement shall not be deemed to be Losses incurred by the Purchaser, and provided, further, that the indemnification obligations herein shall be in addition to and separate from those indemnification obligations set forth in Section 7 of this Agreement.

(j)  Subleases.  On the Closing Date, or as soon as practicable following the Closing Date, (i) MCM shall enter into a Sublease Agreement in the form of Exhibit C to this Agreement relating to that certain real property located at 5700 Canoga Avenue, Suite 120, Woodland Hills, California, and (ii) MCM shall enter into a Sublease Agreement in the form of Exhibit D to this Agreement relating to that certain real property located at 400 West Broadway, New York, New York.

(k)  Issuance of Seller Shares.  On the Closing Date, Seller shall deliver to Purchaser a number of shares of the common stock of Seller (the “Seller Shares”) valued at an amount equal to the difference between the accrued unpaid interest and unpaid principal on the Carpenter Loan immediately prior to the Closing Date and $4,800,000 (the “Share Value”).  For purposes of this Section 8(k), the number of Seller Shares to be issued to Purchaser shall be equal to the quotient obtained by dividing the Share Value by $4.23.  The Seller Shares shall be divided between CCBF and CCBFA in accordance with their respective Purchaser Percentages

Section 9.  Termination.  This Agreement may be terminated on, or any time prior to, the Closing Date:

(a)  by the mutual written consent of the parties hereto; or

(b)  by Seller pursuant to notice in the event of a material breach or failure by Purchaser of any representation, warranty, covenant or agreement contained herein which has not been, or cannot be, cured within thirty (30) days after written notice of such breach is given to the party committing such breach; or

(c)  by Purchaser pursuant to notice in the event of a material breach or failure by Seller of any representation, warranty, covenant or agreement contained herein which has not been, or cannot be, cured within thirty (30) days after written notice of such breach is given to the party committing such breach; or

(d)  by either party if the Closing shall not have occurred on or prior to the six-month anniversary of the date of this Agreement unless otherwise mutually agreed in writing by the parties hereto.

Section 10.  Notices.  All notices, communications and deliveries required or permitted by this Agreement will be made in writing signed by the party making the same, will specify the Section of this Agreement pursuant to which it is given or being made and will be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(a)  if to Seller, to:

Manhattan Bancorp

2141 Rosecrans Avenue, Suite 1100

El Segundo, CA 90245

Attn: Terry L. Robinson
Fax: (310) 606-8090

with a copy (which will not constitute notice) to:

Bingham McCutchen LLP

600 Anton Boulevard, 18th Floor

Costa Mesa, CA 92626

Attn:  Joshua A. Dean, Esq.

Fax:   (714) 830-0733

(b)  if to Purchaser to:

c/o Carpenter Fund Manager GP, LLC

5 Park Plaza, Suite 950

Irvine, CA 92614

Attn:  Robert E. Sjogren, General Counsel

Fax:   (949) 261-0880

with a copy (which shall not constitute notice) to:

King, Holmes, Paterno and Berliner

1900 Avenue of The Stars, Twenty-Fifth Floor
Los Angeles, California 90067-4506

Attn:  Keith Holmes, Esq.

Fax:   (310) 282-8903

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 10.  If notice is given pursuant to this Section 10 of any assignment to a permitted successor or assign of a party hereto, the notice will be given as set forth above to such successor or permitted assign of such party.

Section 11.  Assignment.  This Agreement may not be assigned by any party hereto without the advance written consent of each of the other party hereto, and any purported assignment shall be null and void in the absence of such consent.  This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 12.  Entire Agreement.  This Agreement and the Exhibits and Schedules annexed hereto embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 13.  Governing Law; Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.  ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF CALIFORNIA.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 14.  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 15.  Expenses.  Except as set forth in Section 8(c) of the Agreement, each of the parties hereto will pay its respective fees and expenses related to the transactions contemplated by this Agreement.

Section 16.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which, when taken together, will constitute one and the same instrument.

Section 17.  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities, including, without limitation, any third party beneficiary rights.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MANHATTAN BANCORP

By:	/s/ Terry L. Robinson
Name:	Terry L. Robinson
Title:	Chief Executive Officer

CARPENTER FUND MANAGER GP, LLC, ON BEHALF OF AND AS GENERAL PARTNER OF:

CARPENTER COMMUNITY BANCFUND, L.P., AND CARPENTER COMMUNITY BANCFUND-A, L.P.

By:	/s/ James B. Jones
Name:	James B. Jones
Title:	Managing Member

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT